Exhibit 99.1

[NATCO logo]	Press Release

11210 Equity Drive, Suite 100

Houston, TX 77041

Phone: (713) 849-7500 Fax: (713) 849-8976

Contact: Andy Smith

NATCO Increases Credit Facility

Houston, Texas, USA (December 23, 2008): NATCO Group Inc. (NYSE: NTG) announced today that it has increased its revolving credit facility by $52.7 million to a total of $137.7 million. This additional liquidity may be used for general corporate purposes including: working capital, letters of credit, capital expenditures, acquisitions and share repurchases. The participating banks are: Bank of America, BBVA Compass, Calyon, HSBC, JPMorgan Chase and Wells Fargo, acting as Agent.

NATCO Chairman and Chief Executive Officer John U. Clarke said, “We appreciate the continued support of our bank group, especially in these turbulent economic times. NATCO enjoys a great deal of financial strength and flexibility, which ensures sufficient liquidity and capital to carry out our business plans. As of year-end, we expect borrowings, net of cash, to be less than $10 million”

NATCO Group Inc. is a leading provider of wellhead process equipment, systems and services used in the production of oil and gas. NATCO has designed, manufactured and marketed production equipment and services for over 80 years. NATCO production equipment is used onshore and offshore in most major oil and gas producing regions of the world.

Statements made in this press release that are forward-looking in nature are intended to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. Forward looking statements in this press release include, but are not limited to, remarks regarding future business opportunity and capacity. These statements may differ materially from actual future events or results. Readers are referred to documents filed by NATCO Group Inc. with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which identify significant risk factors that could cause actual results to differ from those contained in the forward-looking statements.